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                                                                   Exhibit 99.1



    ALLEN TELECOM INC. 25101 Chagrin Boulevard, Cleveland, Ohio 44122-5687 /
                        216-765-5800 o FAX: 216-765-0410


ALLEN TELECOM
   [LOGO]

NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

             ALLEN TELECOM UPDATES OUTLOOK FOR FOURTH QUARTER 2002
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              SALES AND EARNINGS EXPECTED TO EXCEED PRIOR GUIDANCE


         BEACHWOOD, OHIO, January 8, 2003 - Allen Telecom Inc. (ALN: NYSE) announced today that sales for its fourth quarter ended December 31, 2002 were expected to be in the range of $126-$129 million, which exceeds the Company's prior guidance for fourth quarter sales of $114 to $120 million. As compared to third quarter 2002 sales of $107 million, most of the sales growth was in Geolocation Products, together with smaller gains in revenue for Repeaters and In-Building Coverage Products and Base Station Subsystems and Components. Fourth quarter 2002 sales, at this expected level, would represent an all-time record for quarterly sales by the Company.

         Based on these improved sales levels, and subject to finalization and audit of its financial statements, the Company expects operating earnings per common share for the fourth quarter 2002 to be in the range of $0.16 - $0.19, excluding any of the restructuring charges or potential non-cash goodwill impairment charges previously communicated to shareholders. The Company's prior guidance for fourth quarter operating earnings was $.09 - $.12 per share. The Company has announced the implementation of certain cost reduction measures which are expected to result in restructuring costs of approximately $3.0 - $5.0 million, some of which will be recorded in the fourth quarter of 2002 and the balance in 2003. The Company previously indicated that there may be an impairment charge under recently implemented accounting rules (SFAS No. 142) with respect to the goodwill related to one of its business units for which it is now completing the necessary valuation analysis. Based on current information, the Company believes that this charge, to be taken in the fourth quarter 2002, will be approximately $5 million.

         Robert G. Paul, President and Chief Executive Officer of Allen Telecom Inc. said, "We are delighted with the current business levels and the need to update our fourth quarter guidance for these improved levels of sales and earnings. While the sales increase is led by our Geolocation Products, for which we have periodically communicated increasing orders, sales and a strong earnings outlook, it is especially heartening that sales increased in two additional product lines as



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well. These sales increases resulted in improved operating earnings levels and have helped us to generate additional positive cash flow of approximately $20 million in the fourth quarter and a stronger balance sheet at year end."

         Allen Telecom Inc. (http://www.allentele.com) is a leading supplier of wireless equipment to the global telecommunications infrastructure market. FOREM supplies sophisticated filters, duplexers, combiners, amplifiers and microwave radios to an array of OEM customers. MIKOM focuses on providing repeaters, in-building systems and other products that enhance both the coverage and the capacity of a wireless system. Tekmar Sistemi provides integrated low power fiber optic and cable distributed antenna systems for indoor coverage systems. Decibel Products and Antenna Specialists manufacture land based and mobile antennas in frequency bands that cover all of the traditional wireless networks. Grayson Wireless supplies measurement and signal processing systems for testing the performance of a wireless network, network-based wireless caller geolocation systems for E 911 and value added services. Comsearch offers program management, network planning, engineering, development and installation of wireless networks worldwide.

         Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the Company's future performance and financial results are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Factors that could cause the Company's actual results to materially differ from forward-looking statements made by the Company, include, among others, the cost, success and timetable for new product development, including, for example, products for 3G, E911 and power amplification; the cost and outcome of pending litigation, including, for example, a lawsuit filed by a competitor in the E911 geolocation business claiming infringement by the Company of intellectual property rights; the health and economic stability of the world and national markets; the cost and availability of capital and financing to the Company and its customers; the uncertain timing and level of purchases of both current products and those under development for current and prospective customers of the Company's products and services; the effective realization of inventory and other working capital assets to cash; the impact of competitive products and pricing in the Company's markets; the impact of changes in the market value of pension fund assets held by the Company's defined benefit pension plans; the ability of the Company to generate future profits or to implement other tax planning strategies needed to utilize the Company's tax loss carry forwards in the U.S. and Italy; the changes in business conditions and/or changes in assumptions and other factors, which could result in goodwill impairment charges; the impact of U.S. and foreign government legislative/regulatory actions, including, for example, the scope and timing of E911 geolocation requirements in the U.S. markets and spectrum availability and licensing for new wireless applications; the impact of future business conditions on



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the Company's ability to meet terms and conditions of the Company's borrowing agreements; the cost, timing and availability of personnel, facilities, materials and vendors required for the Company's current and future products; and, whether and when backlog will be converted to customer sales. Allen Telecom Inc.'s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q may contain additional details concerning these factors.

For further information contact:            Dianne B. McCormick
                                            Director, Investor Relations
                                            (216) 765-5855 (phone)
                                            (216) 765-0375 (fax)
                                            Dianne_McCormick@allentele.com